Exhibit 4.1

SETTLEMENT AGREEMENT AND FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND DEBENTURES

This FIRST AMENDMENT (“Amendment”) is dated as of December 30, 2024, and is entered into by and among BIONANO GENOMICS, INC., a Delaware corporation (the “Company”), each of the parties executing this Amendment as Guarantors (the “Guarantors” and each a “Guarantor”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”). The Company, the Guarantors and the Purchasers are hereinafter sometimes collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS:

WHEREAS, the Company and the Purchasers are party to (i) that certain Securities Purchase Agreement dated May 24, 2024 (the “SPA”), (ii) that certain Senior Secured Convertible Debenture due May 24, 2026, issued by the Company to JGB Partners, LP (the “Partners Debenture”), (iii) that certain Senior Secured Convertible Debenture due May 24, 2026, issued by the Company to JGB Capital, LP (the “Capital Debenture”), (iv) that certain Senior Secured Convertible Debenture due May 24, 2026, issued by the Company to JGB Capital Offshore Ltd. (the “Cayman Debenture”), (v) that certain Senior Secured Convertible Debenture due May 24, 2026, issued by the Company to FourWorld Deep Value Opportunities Fund I, LLC (the “Four World Debenture”) and (vi) that certain Senior Secured Convertible Debenture due May 24, 2026, issued by the Company to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (the “Alto Debenture”; and together with the Partners Debenture, the Capital Debenture, the Cayman Debenture and the Four World Debenture, collectively, the “Debentures”);

WHEREAS, the Company is not in a position to make the scheduled December month-end payment and as a result the Parties hereby agree avoid a default by the Company and to further amend Debentures as set forth more fully herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Definitions.  Capitalized terms used in this Amendment but not otherwise defined herein have the meanings given such terms in the SPA or Debentures, as applicable.

2.          December 2024 Redemption. The Parties agree that there will be no redemptions of any of the Debentures for the month of December 2024.

3.          Amendments to Debentures.  Effective as of the First Amendment Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 4 of this Amendment and in reliance on the representations and warranties set forth in Section 5 of this Amendment the Parties agree to amend the Debentures as follows:

(a)          Section 1 of the Debentures is hereby amended to add the defined “First Amendment Effective Date” in its appropriate alphabetical order as follows:

“First Amendment Effective Date” means December 31, 2024.

(b)          Section 2(d) of the Partners Debenture is amended and restated as follows:

“(d) Redemption at the Option of the Holder.  The Holder may require the Company to redeem a portion of this Debenture (the “Monthly Holder Redemption Right”) of up to (x) $161,111.11 per calendar month from January 31, 2025 until July 31, 2025 and (y) $443,055.56 from August 31, 2025 until the Maturity Date (collectively, the “Monthly Allowance”).   The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending a written notice (each a “Holder Redemption Notice”), to the Company by not later than 11:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notice shall specify the principal amount to be redeemed up to the Monthly Allowance (the “Holder Redemption Amount”).  The Holder Redemption Amount shall be due and payable by the Company in cash by wire transfer of immediately available funds on the second (2nd) Business Day after the date of the Holder Redemption Notice.”

(c)          Section 2(d) of the Capital Debenture is amended and restated as follows:

“(d) Redemption at the Option of the Holder.  The Holder may require the Company to redeem a portion of this Debenture (the “Monthly Holder Redemption Right”) of up to (x) $8,611.11 per calendar month from January 31, 2025 until July 31, 2025 and (y) $23,680.56 from August 31, 2025 until the Maturity Date (collectively, the “Monthly Allowance”).   The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending a written notice (each a “Holder Redemption Notice”), to the Company by not later than 11:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notice shall specify the principal amount to be redeemed up to the Monthly Allowance (the “Holder Redemption Amount”).  The Holder Redemption Amount shall be due and payable by the Company in cash by wire transfer of immediately available funds on the second (2nd) Business Day after the date of the Holder Redemption Notice.”

(d)          Section 2(d) of the Cayman Debenture is amended and restated as follows:

“(d) Redemption at the Option of the Holder.  The Holder may require the Company to redeem a portion of this Debenture (the “Monthly Holder Redemption Right”) of up to (x) $177,500.00 per calendar month from January 31, 2025 until July 31, 2025 and (y) $488,125.00 from August 31, 2025 until the Maturity Date (collectively, the “Monthly Allowance”).   The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending a written notice (each a “Holder Redemption Notice”), to the Company by not later than 11:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notice shall specify the principal amount to be redeemed up to the Monthly Allowance (the “Holder Redemption Amount”).  The Holder Redemption Amount shall be due and payable by the Company in cash by wire transfer of immediately available funds on the second (2nd) Business Day after the date of the Holder Redemption Notice.”

(e)          Section 2(a) of the Four World Debenture is amended and restated as follows:

“(d) Redemption at the Option of the Holder.  The Holder may require the Company to redeem a portion of this Debenture (the “Monthly Holder Redemption Right”) of up to (x) $69,444.44 per calendar month from January 31, 2025, until July 31, 2025, and (y) $190,972.22 from August 31, 2025 until the Maturity Date (collectively, the “Monthly Allowance”).   The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending a written notice (each a “Holder Redemption Notice”), to the Company by not later than 11:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notice shall specify the principal amount to be redeemed up to the Monthly Allowance (the “Holder Redemption Amount”).  The Holder Redemption Amount shall be due and payable by the Company in cash by wire transfer of immediately available funds on the second (2nd) Business Day after the date of the Holder Redemption Notice.”

(f)          Section 2(a) of the Alto Debenture is amended and restated as follows:

“(d) Redemption at the Option of the Holder.  The Holder may require the Company to redeem a portion of this Debenture (the “Monthly Holder Redemption Right”) of up to (x) $83,333.33 per calendar month from January 31, 2025, until July 31, 2025, and (y) $229,166.67 from August 31, 2025 until the Maturity Date (collectively, the “Monthly Allowance”).   The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending a written notice (each a “Holder Redemption Notice”), to the Company by not later than 11:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notice shall specify the principal amount to be redeemed up to the Monthly Allowance (the “Holder Redemption Amount”).  The Holder Redemption Amount shall be due and payable by the Company in cash by wire transfer of immediately available funds on the second (2nd) Business Day after the date of the Holder Redemption Notice.”

(g)          Section 4(b) of the Debentures are amended and restated as follows:

(b)          “Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.27, subject to adjustment as provided herein (the “Conversion Price”).”

4.          Shares.  Promptly but in any event not later than two Trading Days following the First Amendment Effective Date, the Company shall issue 5,000,000 shares of Common Stock (the “Shares”) to the Purchasers, pro rata based on the relative outstanding principal balances of the Debentures.  The Shares shall be issued pursuant to an exemption from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.  Accordingly, the Holders understand and agree that the Shares shall bear the restrictive legend set forth in Section 4.1(c) of the SPA.  The Company shall, not later than January 7, 2025, file a registration statement on Form S-3 registering the Shares for resale by the Holders on a delayed and continuous basis and cause such registration statement to be declared effective as soon as possible thereafter (and the date that such registration statement is declared effective shall be referred to herein as the “Effectiveness Date”).  If the average of the daily volume weighted average price for the five (5) Trading Days after (but not including) the Effectiveness Date (the “Threshold Price Per Share”) is less than $0.30 per share (appropriately adjusted for any stock split, stock dividend, reverse stock split or similar transaction) (the “Base Price Per Share”), then the Company shall pay to the Holders (pro rata based on the number of Shares issued to each Holder) an amount equal to the product of (x) the positive difference between the Threshold Price Per Share and the Base Price Per Share and (y) 5,000,000 (the “Fill-Up Amount”). The Fill-Up Amount shall be payable by adding each Holder’s pro rata share of the Fill-Up Amount to its Debenture.  On the Effectiveness Date the Company agrees to promptly, any in any event within 2 Trading Days, to remove the restrictive legends from the Shares.

5.          Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:

(a)          Signature. Each Party shall have delivered an executed counterpart of its signature page to this Amendment.

(b)          Legal Fees.  The Purchasers shall have received payment by the Company of the legal fees and expenses of Haynes and Boone, LLP in an amount not to exceed $10,000.

(c)          Fees and Expenses.  The Company shall have paid all other fees, costs and expenses due and payable under the Debentures.

(d)          No Event of Default.  After giving effect to this Amendment and the transactions contemplated hereby, no Event of Default (as defined in the Debentures) shall be continuing.

(e)          Representations and Warranties.  Both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties in this Amendment and the other Transaction Documents are true and correct on and as of such date (unless as of a specific date therein in which case they shall be accurate in all material respects as of such date or, to the extent representations or warranties are qualified by materiality, in all respects).

6.          Representations and Warranties; Covenants.

(a)          As of the date of the effectiveness of this Amendment, and after giving effect to the amendments in Section 2, the Company hereby represents and warrants to Purchasers that the representations and warranties of the Company and the Guarantors contained in the Agreement and in each other Transaction Document are true and correct on and as of such date (unless as of a specific date therein in which case they shall be accurate in all material respects as of such date or, to the extent representations or warranties are qualified by materiality, in all respects);

(b)          after giving effect to this Amendment, no Event of Default (as defined in the Debentures) has occurred and is continuing;

(c)          the conversion in full of the Debentures (as amended hereby) does not require the approval of the Company’s stockholders pursuant to Nasdaq Rule 5635(d) or any other applicable provisions of the rules of the Nasdaq Stock Market or applicable law;

(d)          the Company agrees that, notwithstanding the provisions of Section 2(c), the Company shall not deliver a Company Redemption Notice to the Holders any time prior to July 31, 2025; and

(e)          the Company acknowledges and agrees that, for purposes of Rule 144, the Debentures have been held by and fully paid for by each Holder for more than six (6) months and that nothing in this Amendment shall restart that holding period.   The holding period for any Conversion Shares issued pursuant to the Debentures shall “tack” to the holding period of the Debentures.  In addition, the Company acknowledges and agrees that it shall file an additional registration statement pursuant to Section 3(c) of the Registration Rights Agreement, which for clarity may be the same registration statement required to be filed pursuant to Section 4 of this Amendment to register the Shares for resale, to cover the additional Conversion Shares issuable under the Debentures as a result of the reduction in the Conversion Price of the Debentures contemplated by this Amendment.

7.          Releases.  In further consideration of Purchasers’ execution of this Amendment, the Company and the Guarantors, on behalf of themselves and their respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents and attorneys, hereby forever, fully, unconditionally and irrevocably waive and release Purchasers and their respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (collectively, the “Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by any Releasee, on or prior to the date hereof, with respect to the Transaction Documents, the transactions contemplated thereby or any enforcement or attempted enforcement of the Transaction Documents by any Releasee (collectively, the “Claims”).  The Company and the Guarantors further agree that they shall not commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Claim.

8.          Shareholder Approval. The Company shall hold a meeting of its shareholders as soon as reasonably practical after the First Amendment Effective Date, but in any event no later than March 15, 2025, to seek any approval of the Company’s shareholders required under applicable law to effect any reverse stock split in a range from 25-to-1 to 75-to-1 but in any case sufficient to regain compliance with the Principal Market’s minimum bid requirement.

9.          Affirmations. The Company and the Guarantors acknowledges and agrees:

(a)          the Transaction Documents are legal, valid, binding and enforceable against the Company and the Guarantors accordance with their respective terms;

(b)          the Company’s and the Guarantors’ respective obligations under the Transaction Documents are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever;

(c)          JGB Collateral, LLC, (for the benefit of the Purchasers) has valid, enforceable and perfected security interests in and liens on the collateral described in the Transaction Documents, as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever;

(d)          each Guarantor acknowledges this Amendment and ratifies and confirms that such Guarantor’s obligations under the Subsidiary Guaranty and the other Transaction Documents, are not released, diminished, impaired, reduced, or otherwise adversely affected by this Amendment and continues to guarantee and assure the full payment and performance of all present and future Obligations; and

(e)          The Purchasers and JGB Collateral, LLC have fully and timely performed all of their respective obligations and duties in compliance with the Transaction Documents and applicable law, and have acted reasonably, in good faith and appropriately under the circumstances.

10.          Severability.  The illegality or unenforceability of any provision of this Amendment shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment.

11.          References.  Any reference to the Debentures contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. Reference in any of this Amendment, the Debentures or any other Transaction Document to the Debentures shall be a reference to the Debentures as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

12.          Disclosure.  The Company will file a Current Report on Form 8-K with the Commission regarding this Amendment within two Business Days of the First Amendment Effective Date. Following the filing of such Form 8-K the Holders shall not be deemed to be in possession of any material, non-public information of the Company.

13.          Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.  Receipt by telecopy of any executed signature page to this Amendment shall constitute effective delivery of such signature page.  This Amendment to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

14.          Captions.  Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

15.          Ratification.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Debentures and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Debentures.  Except as expressly modified and superseded by this Amendment, the terms and provisions of the Debentures and the other Transaction Documents are ratified and confirmed and shall continue in full force and effect.  This Amendment constitutes the entire agreement, and supersedes all prior understandings and agreements, among the parties relating to the subject matter hereof.

16.          Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

COMPANY:

BIONANO GENOMICS, INC.

By:	/s/ R. Erik Holmlin
Name: R. Erik Holmlin
Title: Manager

GUARANTORS:

BIODISCOVERY, LLC

By:	/s/ R. Erik Holmlin
Name: R. Erik Holmlin
Title: Manager

LINEAGEN, INC.

By:	/s/ R. Erik Holmlin
Name: R. Erik Holmlin
Title: Manager

PURIGEN BIOSYSTEMS, INC.

By:	/s/ R. Erik Holmlin
Name: R. Erik Holmlin
Title: Manager

PURCHASERS:

JGB CAPITAL, LP

By:	/s/ Brett Cohen
Name: Brett Cohen
Title: President

JGB PARTNERS, LP

By:	/s/ Brett Cohen
Name: Brett Cohen
Title: President

JGB CAPITAL OFFSHORE LTD.

By:	/s/ Brett Cohen
Name: Brett Cohen
Title: President

FOURWORLD DEEP VALUE OPPORTUNITIES FUND I, LLC

By:	/s/ John Addis
Name:	John Addis
Title:	Managing Member

ALTO OPPORTUNITY MASTER FUND, SPC – SEGREGATED MASTER PORTFOLIO B

By:	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director